                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                                EnergySouth, Inc.
                (Name of Registrant as Specified In Its Charter)

                     EnergySouth, Inc. [Board of Directors]
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2) Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4) Proposed maximum aggregate value of transaction:

         5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  --------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

         3)       Filing Party:

                  --------------------------------------------------------------

         4)       Date Filed:

                  --------------------------------------------------------------

                                ENERGYSOUTH, INC.
                               2828 DAUPHIN STREET
                              MOBILE, ALABAMA 36606


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 28, 2000

To the Holders of Common Stock of ENERGYSOUTH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EnergySouth, Inc., an Alabama corporation ("EnergySouth" or the "Company"), will be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on Friday, January 28, 2000, at 10:00 o'clock a.m., Central Standard Time, for the purpose of:

1. Electing five Directors of the Company, four to serve for terms expiring at the 2003 Annual Meeting of Stockholders and one to serve for a term expiring at the 2002 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified.

2. Considering and acting upon such other and further business as may properly come before the meeting or any and all adjournments thereof.

The Board of Directors has fixed the close of business on December 16, 1999, as the record date for the determination of holders of the common stock of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Company common stock at the close of business on December 16, 1999 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors,
                                               G. EDGAR DOWNING, JR.
                                                         Secretary
Mobile, Alabama
December 21, 1999



IMPORTANT: EVEN IF YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY, NO MATTER HOW SMALL YOUR HOLDINGS, IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. NO POSTAGE IS REQUIRED ON THE ENCLOSED PROXY IF MAILED WITHIN THE UNITED STATES. IF YOUR SHARES ARE HELD BY A BROKER, BANK OR NOMINEE, IT IS IMPORTANT THAT YOU GIVE THEM YOUR VOTING INSTRUCTIONS.

                                ENERGYSOUTH, INC.


                                 PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of EnergySouth, Inc. (the "Company") in connection with the solicitation of the enclosed proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 28, 2000, or any adjournment or adjournments thereof. This Proxy Statement, the accompanying form of Proxy and Notice of Annual Meeting of Stockholders, and the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1999 are first being mailed to stockholders on or about December 21, 1999.

                             PROXY AND SOLICITATION

The accompanying proxy is solicited on behalf of EnergySouth, Inc. for use at the Annual Meeting of the Stockholders of the Company to be held in the Auditorium at the principal office of the Company, 2828 Dauphin Street, Mobile, Alabama, on January 28, 2000, at 10:00 o'clock a.m., Central Standard Time, and at any and all adjournments thereof, for the purposes set forth in the notice of the meeting annexed hereto and incorporated herein by this reference.

All costs and expenses of soliciting proxies will be borne by the Company. The Company's costs of solicitation will include reimbursement of brokers and other persons for their expenses in sending proxy materials to their principals and obtaining their proxies.

Stockholders who execute proxies retain the right to revoke them at any time before they are voted by delivery of a written revocation to the Secretary of the Company. A proxy when executed and not so revoked will be voted in accordance therewith.

                        VOTING SECURITIES; VOTE REQUIRED

As of December 16, 1999, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 4,898,433 shares of common stock, $.01 par value per share ("Common Stock"), of the Company outstanding, with each share entitled to one vote. A majority in number of votes, present in person or by proxy, constitutes a quorum for the transaction of business.

The vote of a majority of the shares of Common Stock cast by the shares entitled to vote is required for the election of directors. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for or against such individuals. All abstentions and broker non-votes will be counted towards the establishment of a quorum.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide that the number of Directors shall not be less than nine nor more than twelve, as determined from time to time by the Board of Directors. The Board has fixed the number of Directors at twelve, effective as of the date of the Annual Meeting. The Articles of Incorporation also provide that the Board of Directors shall be divided into three classes, with each class serving three-year terms which end in successive years. Approximately one-third of the Board of Directors is elected each year. The Articles of Incorporation of the Company do not provide for cumulative voting in the election of Directors.

Unless authority is withheld on a proxy, shares represented by the proxies received by the Company will be voted for the election as Directors of the five nominees listed below. Four of the nominees are to be elected to serve until the Annual Meeting of Stockholders in 2003 and until their successors have been duly elected and qualified. Of those nominees, Messrs. Hope, S. Felton Mitchell and Van Antwerp are current directors, and Ms. Marston has been nominated to a new director position created by the increase in the number of Company Directors from eleven to twelve, effective as of the Annual Meeting. In addition, Mr. Morrissette has been nominated to be elected to serve until the Annual Meeting of Stockholders in 2002 and until his successor has been duly elected and qualified to fill the vacancy created by the resignation of Joseph G. Hollis, Jr. from the Board effective as of the Annual Meeting. Proxies cannot be voted for more than five persons. Should any nominee be unable or unwilling to accept election, which the Company has no reason to believe will be the case, the proxy will be voted for a substitute nominee or nominees designated by the Company.

The following information is a brief account of the business experience of each nominee and director during the past five years, and of Common Stock beneficially owned by each nominee and director as of December 3, 1999, based on information received from the respective nominees and directors.


                                                                                First               No. of Shares
Name, Age, Principal Occupation During Past Five Years, and                     Became              Beneficially         Percent
Other Directorships                                                             a Director(1)       Owned(2)             of Class



NOMINEES TO SERVE UNTIL ANNUAL MEETING OF STOCKHOLDERS IN 2003:

JOHN C. HOPE, III, 50, became Executive Vice President                              1993               6,500                *
of Whitney National Bank, the parent company of Whitney
Bank of Alabama, upon its consolidation into Whitney National
Bank in January of 1998. He previously served as Chairman and Chief
Executive Officer of Whitney Bank of Alabama from November, 1994. He serves as a Director of Infirmary Health Systems, Inc.,
Mobile, Alabama. (3)(5)

JUDY A. MARSTON, 56,  is the owner of Judy Marston &                                 (1)                 100                *
Associates, a business consulting firm.

S. FELTON MITCHELL, JR., 55, is President of S. Felton                              1993               5,455(8)             *
Mitchell, Jr., P.C., a law practice, and sole proprietor of S. Felton
Mitchell, Jr., CPA, an accounting practice.  He is President of
The Vibroplex(R) Co., Inc., a manufacturer of amateur radio
equipment.  (3)(4)(7)

                                                                                First               No. of Shares
Name, Age, Principal Occupation During Past Five Years, and                     Became              Beneficially         Percent
Other Directorships                                                             a Director(1)       Owned(2)             of Class


THOMAS B. VAN ANTWERP, 49, became President of Legal                                1993               4,919(9)             *
Professional Staffing, Inc., Atlanta, Georgia in July of 1997.  He
previously served as Sales and Marketing  Director of Georgia
Press Association, Atlanta, Georgia, from May 1996; and as Zoned
Group Advertising Manager, Syracuse Newspapers, Syracuse,
New York, from February 1, 1993.  He serves as Director of
Merchants & Marine Bank,  Pascagoula, Mississippi.  (5)(6)(10)



DIRECTORS TO SERVE UNTIL ANNUAL MEETING OF STOCKHOLDERS IN 2001:

JOHN S. DAVIS, 57, was appointed President and Chief                                1995              71,902(11)          1.4%
Executive Officer of Mobile Gas in January, 1995, having been appointed Executive Vice President and Chief Operating Officer
of Mobile Gas Service Corporation in July, 1994.  He serves as a
Director of Infirmary Health Systems, Inc., Mobile, Alabama.  He
is also a member of the South Area Board of Directors of AmSouth
Bank, Mobile, Alabama. (3) (6) (7)

WALTER L. HOVELL, 71, served as President and Chief                                 1975              55,989(12)          1.1%
Executive Officer of Mobile Gas Service Corporation from
March, 1984  to January, 1995.  (3)(4)(7)

G. MONTGOMERY MITCHELL, 71, retired in 1993 as Senior                               1993               6,000(13)            *
Vice President and Director of Stone & Webster Management
Consultants, Inc., Houston, Texas.  He serves as a Director of
Energy West, Inc., Great Falls, Montana. (4)(6)

F. B. MUHLFELD, 79, retired in 1986 as Vice Chairman of the                         1986               2,625                *
Board of Stone & Webster, Incorporated, New York, New York.
He had been with the Stone & Webster organization for more than
40 years and had served as Vice Chairman for more than 5 years. (4)(6)

NOMINEE TO SERVE UNTIL ANNUAL
MEETING OF STOCKHOLDERS IN 2002:

HARRIS V. MORRISSETTE, 40, is President of Marshall                                   (1)              1,000                *
Biscuit Co., Inc.  He serves as a Director of South Alabama
Bancorporation, Mobile, Alabama, and as a Director of
Williamsburg Investment Trust, Cincinnati, Ohio.

                                                                                First               No. of Shares
Name, Age, Principal Occupation During Past Five Years, and                     Became              Beneficially         Percent
Other Directorships                                                             a Director(1)       Owned(2)             of Class

DIRECTORS TO SERVE UNTIL ANNUAL
MEETING OF STOCKHOLDERS IN 2002:

WILLIAM J. HEARIN, 90, Chairman of the Board of  the Mobile                         1960             469,301(14)          9.3%
Press Register, Mobile, Alabama. He serves as Chairman of the
Board of the Company. He serves as a Director Emeritus of
South Alabama Bank, Mobile, Alabama. (3)(5)(7)

GAYLORD C. LYON, 77, is President of Gaylord C. Lyon &                              1973              25,699(15)            *
Company,  Inc., a real estate appraisal and property management company, Mobile, Alabama. (3)(4)(6)

E. B. PEEBLES, JR., 81, retired in December, 1984 as Chairman of                    1978              27,287(16)            *
Ryan-Walsh Stevedoring Company, Inc., Mobile, Alabama, and
Senior Vice President of Dravo Corporation, Pittsburgh,
Pennsylvania.  He serves as Chairman of  Mobile Arts and Sports
Association and Senior Bowl Committee, Mobile, Alabama. (3)(5)


-------------------
 *       Less than one percent.
(1) Each director has served continuously since the dates indicated; Ms. Marston and Mr. Morrissette are first-time nominees to become directors beginning in 2000.
(2) Except as noted, the indicated owners have sole voting and dispositive power with respect to shares beneficially owned.
(3)      Member of Executive Committee.
(4)      Member of Audit Committee.
(5)      Member of Compensation and Planning Committee.
(6)      Member of Risk Management Committee.
(7)      Member of Retirement Board Committee.
(8) Includes 614 shares owned by Mr. Mitchell's spouse as to which he disclaims beneficial ownership and 1,012 shares owned jointly with his mother with whom he shares voting and dispositive power.
(9) Includes 2,725 shares owned jointly with Mr. Van Antwerp's spouse with whom he shares voting and dispositive power, and 1,560 shares held in each of two accounts by Mr. Van Antwerp as custodian for two children under the New York Uniform Transfers to Minors Act, as to which he has voting and dispositive power.
(10)     Mr. Van Antwerp is the stepson of Mr. Hearin.
(11) Includes 1,194 shares held in Employees' 401(k) Plan and 45,000 shares subject to options exercisable within 60 days.
(12) Includes 24,501 shares owned by Mr. Hovell's spouse, with whom he shares voting and dispositive power, and 11,903 shares held in his Individual Retirement Account, over which shares he has sole voting power.
(13) All shares are owned jointly with Mr. Mitchell's spouse with whom he shares voting and dispositive power.
(14) Includes 67,500 shares owned by the Chandler Charitable Trust, of which Mr. Hearin is the trustee. Mr. Hearin shares voting power as to 48,624 shares owned by his wife, Emily Staples Hearin, 69,724 shares owned by his daughter, Ann Hearin, and 42,698 shares owned by his former spouse, Louise Hearin.
(15)     Includes 5,662 shares owned by Mr. Lyon's spouse.
(16) Includes 3,000 shares owned by Mr. Peebles' spouse as to which he disclaims beneficial ownership.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Compensation, Committees and Attendance. The directors of the Company currently also serve as directors of Mobile Gas Service Corporation ("Mobile Gas"), and receive no separate compensation for their services in such capacity. The Board of Directors had five meetings during the last fiscal year. Quarterly fees paid to non-employee members of the Board of Directors, other than members of the Executive Committee, are $3,500 per quarter; quarterly fees paid to Executive Committee members are $4,000 per quarter. Directors also receive $500 per Board meeting attended. The maximum aggregate of fees payable to any director for service on the Board of Directors and its committees is $16,000 per fiscal year, except that the maximum annual fee payable to Executive Committee members is $18,000. Directors who are also employees of Mobile Gas do not receive fees for service on the Board of Directors or its committees. Pursuant to the Non-Employee Directors Deferred Fee Plan, directors may make an advance election to defer director's fees, and to have such deferred fees treated as though invested in Common Stock, or as cash earning interest at the prime rate. Messrs. Hope, Hovell, S. Felton Mitchell, G. Montgomery Mitchell and Van Antwerp elected to defer a portion of director's fees payable to them during fiscal year 1999. Mobile Gas is conducting a program with certain of its directors and officers which seeks to determine the feasibility of operating a new generation of gas air conditioning technology either exclusively or in combination with a gas driven electric generating unit in the Gulf Coast environment. Pursuant to the program, the equipment is placed in the home of the participant and is periodically tested and evaluated. The equipment remains the property of Mobile Gas and is to be returned at the end of the program if not earlier recalled. Messrs. Hearin, Peebles and S. Felton Mitchell participate in the program. The Company estimates that the aggregate incremental cost of such equipment provided to Messrs. Hearin, Peebles and Mitchell in fiscal year 1999 was approximately $1,979, $2,418, and $817, respectively.

There are five standing committees of the Board, which are the Executive Committee, Audit Committee, Compensation and Planning Committee, Risk Management Committee and Retirement Board Committee. The Company does not have a nominating committee.

The Executive Committee, which did not meet during the last fiscal year, exercises all the powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as restricted by the By-laws of the Company and applicable law. Action by the Executive Committee is reported at the meeting of the Board next succeeding such action.

The Audit Committee, which met four times during the last fiscal year, recommends to the Board the independent auditors and reviews recommendations made by the auditors. The committee meets with the auditors to review the scope of the audit to be conducted and afterwards to receive the report of such audit with recommendations and advises the Board with respect thereto. The Company's independent public accountants have free access to the Audit Committee and meet with the committee with and without management present. Members of the Audit Committee are all non-employee directors.

The Compensation and Planning Committee, which met once during the last fiscal year, reviews and makes recommendations to the Board on establishing salaries and other compensation for the officers of the Company and its subsidiaries. Members of the Compensation and Planning Committee are all non-employee directors.

The Risk Management Committee, which met once during the last fiscal year, is responsible for reviewing risk management policies and programs throughout the Company to assure that they are appropriate to the short and long term objectives of the Company. The Committee also advises the Board of Directors of the effectiveness of these policies and programs.

The Retirement Board Committee, which met three times during the last fiscal year, is responsible for the general administration of the Employee Savings Plan and the Voluntary Employees' Beneficiary Association Plans, as well as the Retirement Plan, all being Plans of Mobile Gas.

Insurance. Mobile Gas provides accidental death and dismemberment insurance of $200,000 for each Director and $100,000 for the spouse of each director. Premium cost for the fiscal year for such coverage was $3,043 for all directors not serving as officers. Mobile Gas is not designated as the beneficiary under the policy.

           REPORTS UNDER SECTION 16 OF THE SECURITIES AND EXCHANGE ACT

The Company believes that all requirements under Section 16(a) of the Securities and Exchange Act of 1934 applicable to directors and executive officers of the Company were complied with by such persons during the last fiscal year, except that Mr. Tenhundfeld was less than two weeks late filing one report with respect to two sale transactions aggregating 2,000 shares, Mr. Hearin filed one late report with respect to one purchase of 924 shares by his wife, Mr. Keen filed three days late a report on Form 5 reflecting two transactions, and S. Felton Mitchell filed late a report on Form 5 with respect to automatic dividend reinvestment purchases. In making this disclosure, the Company has relied on written representations by or on behalf of its directors and executive officers and copies of reports filed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 3, 1999, information concerning
(i) beneficial ownership of Common Stock, the only class of voting securities of the Company, by persons who are known by the Company to own beneficially more than 5% of such common stock, and (ii) beneficial ownership of such common stock by all directors and executive officers of the Company and Mobile Gas as a group. Except as noted below, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Name and Address                     Amount Beneficially Owned              Percent of Class
----------------                     -------------------------              ----------------
William J. Hearin                           469,301 (1)                             9.3%
304 Government Street
Mobile, Alabama 36630

All directors and executive                 806,566 (1)(2)                         16.0%
officers as a group (16 persons)

(1) Includes 67,500 shares owned by the Chandler Charitable Trust, of which Mr. Hearin is the trustee. Mr. Hearin shares voting power as to 48,624 shares owned by his wife, Emily Staples Hearin, 69,724 shares owned by his daughter, Ann Hearin, and 42,698 shares owned by his former spouse, Louise Hearin.

(2) Includes 84,376 shares owned by spouses of officers and directors, 13,309 shares owned jointly by officers and directors and their respective spouses, 11,330 shares credited to officers' accounts in the Employees' 401(k) Plan, and 152,650 shares subject to options exercisable within 60 days.

                             EXECUTIVE COMPENSATION

The following table contains information with respect to compensation paid or set aside by the Company and its subsidiaries for services in all capacities during fiscal years 1997, 1998 and 1999 to the Company's Chief Executive Officer and to the four most highly compensated executive officers of the Company and its subsidiaries, other than Chief Executive Officer, whose aggregate salary and bonus exceeded $100,000 for fiscal year 1999.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                 ---------------------------------------------
                                                                                                  OTHER
                                                                 SALARY            BONUS          ANNUAL
NAME AND PRINCIPAL POSITION                 YEAR                   ($)              ($)       COMPENSATION ($)
---------------------------                 ----                 -------           ------     ----------------
John S. Davis                               1999                 241,000           61,000      9,055 (1) (6)
President and Chief Executive               1998                 229,167           70,000      8,739 (1) (6)
Officer                                     1997                 218,167           85,000      8,609 (1) (6)

W. G. Coffeen, III                          1999                 135,833           24,500      4,210 (2) (6)
Vice President - Corporate                  1998                 128,833           25,800      3,994 (2) (6)
Development and Planning                    1997                 122,000           28,300      3,760 (2) (6)

Charles P. Huffman                          1999                 125,000           20,500      3,886 (3) (6)
Vice President, Chief Financial             1998                 118,083           22,800      3,546 (3) (6)
Officer and Treasurer                       1997                 107,583           25,000      3,343 (3) (6)

Gerald S. Keen                              1999                 134,333           21,900      4,134 (4) (6)
Vice President - Operations                 1998                 130,000           23,500      4,029 (4) (6)
of Mobile Gas                               1997                 124,167           32,000      3,762 (4) (6)

A. H. Tenhundfeld, Jr.                      1999                 125,000           17,500      3,886 (5) (6)
Vice President - Marketing and              1998                 118,917           23,800      3,647 (5) (6)
Employee Services of Mobile Gas             1997                 112,583           27,300      3,507 (5) (6)


(1) Includes $4,891, $4,920 and $5,060 contributed to Mr. Davis' account in the Employees' 401(k) Plan for the 1999, 1998 and 1997 fiscal years, respectively, and $4,028, $3,690 and $3,420 paid to Mr. Davis in 1999, 1998 and 1997, respectively, pursuant to incentive units granted under the Company's 1992 Incentive Compensation Plan.

(2) Includes $4,074, $3,865, and $3,631 contributed to Mr. Coffeen's account in the Employees' 401(k) Plan for the 1999, 1998, and 1997 fiscal years, respectively.

(3) Includes $3,750, $3,417 and $3,214 contributed to Mr. Huffman's account in the Employees' 401(k) Plan in the 1999, 1998 and 1997 fiscal years, respectively.

(4) Includes $3,998, $3,900, and $3,633 contributed to Mr. Keen's account in the Employees' 401(k) Plan for the 1999, 1998 and 1997 fiscal years, respectively.

(5) Includes $3,750, $3,518 and $3,378 contributed to Mr. Tenhundfeld's account in the Employees' 401(k) Plan in the 1999, 1998 and 1997 fiscal years, respectively.

(6) Includes insurance premiums for each officer of $136 in 1999 and $129 in each of 1998 and 1997.

No options were granted during the fiscal year ended September 30, 1999 to any of the executive officers listed in the Summary Compensation Table. The following table and notes provide information on options exercised during the last fiscal year and the value of unexercised options at September 30, 1999 held by the executive officers listed in the Summary Compensation Table.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                     AND 1999 FISCAL YEAR-END OPTION VALUES

                          Shares                           Number of Securities          Value of  Unexercised
                          Acquired on       Value          Underlying Unexercised        In-the- Money Options
                          Exercise (#)     Realized(1)     Options at 9/30/99 (#)        at 9/30/99 ($)(2)
                          --------         --------        ------------------            ----------

Name and Position                                        Exercisable/Unexercisable     Exercisable/Unexercisable
-----------------                                        -------------------------     -------------------------
John S. Davis                  -              -                  45,000 / 0                $322,500 / 0

W.G. Coffeen, III              -              -                  22,500 / 0                $161,250 / 0

Gerald S. Keen                 -              -                  22,500 / 0                $161,250 / 0

Charles P. Huffman             -              -                  22,500 / 0                $161,250 / 0

A. H. Tenhundfeld, Jr.      3,000          $19,250               17,650 / 0                $126,492 / 0

(1) Calculation based on the $20.50 closing price of Common Stock on the exercise date.

(2) The ultimate realization of value on the exercise of such options is dependent upon the market price of Common Stock at the time of exercise. Calculations are based on the $21.25 closing price of Common Stock on the last trading day of the fiscal year.

Employees' Retirement Plan. The Employees' Retirement Plan is a defined benefit plan which covers all full-time employees upon attainment of age 21 and completion of one year of service. Benefits are generally based on various percentages of regular basic compensation for each year of the individual's service, but if the resulting benefit is greater, is based upon average compensation during the last five years of employment proportionately reduced for years of service less than twenty and reduced by 70% of Social Security benefits. Participants are vested after five years of continuous service and are eligible for early retirement at or after age 55 with ten years of credited service.

The full cost of the Plan is paid by Mobile Gas. Amounts accrued pursuant to the Plan for the accounts of the individuals named in the Summary Compensation Table above cannot be readily calculated. The estimated annual retirement benefit under the Plan, based on current remuneration and assuming retirement at age 65, of Mr. Davis, Mr. Coffeen, Mr. Keen, Mr. Huffman and Mr. Tenhundfeld are $49,236, $63,178, $34,925, $70,253 and $47,110, respectively. Years of service now credited under the Plan for Mr. Davis, Mr. Coffeen, Mr. Keen, Mr. Huffman and Mr. Tenhundfeld are 4 (subject to the provisions of the Deferred Compensation Agreement with Mr. Davis described below), 12, 9, 19 and 4 years, respectively. The estimated annual benefits are net of any reductions for Social Security benefits or other offset amounts.

Employee Savings Plan. The Employee Savings Plan is a qualified voluntary contributory retirement plan under Section 401(k) of the Internal Revenue Code established by Mobile Gas on September 1, 1988. Eligibility requirements are one year of employment and 21 years of age. Eligible employees can invest up to 15% of their base salary in the plan. Employee contributions vest immediately and can be allocated among a money market fund, bond funds, or equity funds, as directed by the employee. The Company makes a contribution, equal to 50% of an employee's contribution, but not more than 3% of the employee's base salary. Company contributions are invested in Common Stock and are vested at 20% for each year of an employee's service. A participant's account will be distributed following termination of employment. Participants may withdraw their contributions or borrow from their accounts subject to certain conditions. Company contributions for the 1999, 1998 and 1997 fiscal years for each of the executive officers are included in the Summary Compensation Table above.

Agreements with Mr. Davis. As of January 26, 1996 Mobile Gas entered into an unfunded and unsecured deferred compensation agreement with Mr. Davis substantially in accordance with a proposal provided by consultants retained by Mobile Gas (the "Deferred Compensation Agreement"). The Deferred Compensation Agreement provides for benefits to be paid to Mr. Davis upon retirement, in such amount as would, taken together with amounts payable under the Employees' Retirement Plan, equal that which would have been payable to Mr. Davis upon retirement with the greater of 20 years or his actual years of service with Mobile Gas. The Deferred Compensation Agreement also provides for a benefit payable if Mr. Davis terminates employment with Mobile Gas for any reason prior to age 65. The severance benefit would be equal to two-thirds of the monthly benefit which would have been paid to Mr. Davis under the Employees' Retirement Plan if he had retired on his 65th birthday, but based on Mr. Davis' actual employment history with Mobile Gas as of the date his employment ceases.

On December 10, 1999, the Company entered into an unfunded Supplemental Deferred Compensation Agreement (the "Supplemental Agreement") with Mr. Davis. Under the Supplemental Agreement, the Company will pay a benefit to Mr. Davis equal the difference between: (a) the benefit that would have been payable to Mr. Davis under the Employee's Retirement Plan, as supplemented by the Deferred Compensation Agreement, but for (i) the limit on compensation that can be taken into account in calculating benefits payable thereunder pursuant to Section 401(a)(17) of the Internal Revenue Code, as amended (the "Code"), and (ii) the limit on the benefits that may be paid thereunder pursuant to Section 415 of the code; and (b) the benefit that is payable to Mr. Davis under the Employees' Retirement Plan, as supplemented by the Deferred Compensation Agreement. The Supplemental Agreement provides that the benefit paid to Mr. Davis thereunder shall be paid in the same form and manner as the benefit paid under the Deferred Compensation Agreement, provided, however, that the Company may in its discretion accelerate the payments due under the Supplemental Agreement. The Supplemental Agreement further provides that the amounts payable thereunder are a general unsecured obligation of the Company. The Company estimates that the annual amount payable to Mr. Davis under the Supplemental Agreement and the Deferred Compensation Agreement, based upon Mr. Davis' current remuneration and the formula for calculating benefits under the Employees' Retirement Plan and assuming retirement at age 65, would be $72,974.

Change of Control Agreements. On December 10, 1999 the Company entered into Change of Control Agreements with Messrs. Davis, Coffeen, Huffman, Keen, and Tenhundfeld, as well as one other officer of the Company not named in the Summary Compensation Table. Generally, such agreements provide that if, within twenty-four months following the change in control of the Company (as defined in the agreements), the officer's employment is terminated in a qualified termination, then the Company shall make a lump-sum payment to the officer equal to a specified percentage of the officer's "compensation," defined as the officer's annualized base salary in effect immediately prior to the change in control, plus the higher of (a) the annual bonus awarded the officer pursuant to the Company's Officer's Incentive Compensation Plan ("Bonus") with respect to the fiscal year immediately preceding the fiscal year in which the change in control occurs or (b) the average of the Bonus awards to the officer with respect to the three fiscal years immediately preceding the fiscal year in which the change in control occurs. For purposes of establishing the applicable percentage, the Company has established a two-tier structure in which tier-one officers receive 297% of such compensation, and tier-two officers receive 200% of such compensation, and has designated Mr. Davis as a tier-one officer and the remainder of the officers with whom the Company has entered into change of control agreements as tier-two officers. The agreements also provide for continuation of certain insurance and other employee benefits for a period of twenty-four months following a qualified termination of employment. For purposes of the agreements, (i) the term "qualified termination" means a termination other than for cause, by the officer for good reason or by written agreement to such effect between the officer and the Company, (ii) the term "cause" generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (iii) the term "good reason" generally means a reduction in the officer's position, duties, responsibilities, status compensation or benefits.

Insurance. Mobile Gas provides accidental death and dismemberment insurance of $200,000 for each officer and $100,000 for the spouse of each officer. Mobile Gas is not designated as the beneficiary under the policy. Premium cost for such insurance for each of each of the executive officers named therein is included in the Summary Compensation Table above.

Other Compensation. The Company provides certain equipment, facilities and services to various officers to assist them in performing their corporate responsibilities and duties in connection with business of the Company, such as automobiles and club memberships. The Summary Compensation Table does not include the value of such equipment, facilities and services which might be deemed attributable to personal use by the recipient, because the cost to the Company of such personal benefits with respect to any executive officer named in the Summary Compensation Table did not exceed the lesser of $50,000 or 10 percent of the compensation reported with respect to such executive officer.

                   COMPENSATION AND PLANNING COMMITTEE REPORT

The Compensation and Planning Committee of the Company's Board of Directors is currently comprised of five outside directors: Mr. Hearin, Mr. Hollis, Mr. Hope, Mr. Peebles and Mr. Van Antwerp. Based upon recommendations of the Chief Executive Officer with respect to executive officers other than himself, the Committee reviews and makes recommendations to the Board with respect to salaries and other compensation for officers of the company and its subsidiaries. Decisions by the Committee with respect to compensation of executive officers of the Company and its subsidiaries, including the Chief Executive Officer of the Company, are reviewed and approved by the Board. The Committee is continuing to implement its compensation philosophy, which is intended to change Mobile Gas' historical emphasis on base salary as the primary basis of executive compensation. The Committee's compensation philosophy includes the following five principles:

1. Objectives: The Company's two primary compensation objectives are to provide a competitive compensation package that will enable the Company to attract and retain a highly-qualified executive team, and to provide a significant amount of variable compensation that is contingent upon objectively-measured performance, so as to align executive interests with those of customers and stockholders.

2. Competitiveness: Compensation comparisons will be made against similar-size public utilities on a national basis, to allow the Company to compete nationally for top executive talent. Competitive levels of four compensation components will be measured:

       o Base salary, to be targeted above the median for the peer group, with the primary consideration being external market levels and secondary consideration being internal equity concerns.

       o Annual incentives, to be targeted at the median, to motivate and reward accomplishment of key corporate priorities and objectives.

       o Long-term incentives, to be targeted below the median, so that total target compensation (base salary plus annual incentives plus long-term incentives) would equal median total compensation for peer group executives.

       o Benefits and perquisites, to be targeted at the low end of the competitive range, so as to provide reasonable levels of security and protection but to not emphasize this component of the total compensation package.

3. Leverage: Annual and long-term incentives are to have significant upside and downside variability so as to create a strong relationship of the level of total executive compensation and the level of performance achieved.

4. Basis for measurements: Annual and incentive plans are to emphasize teamwork, and are to be based primarily on corporate performance, but will provide latitude to reward individual performance and contributions. Annual incentives are to reflect a balance between stockholder and customer interests, and between financial and operational goals, with financial objectives weighted more heavily with respect to senior executives, and operational goals being more heavily weighted at lower executive levels. Long-term incentives are to focus on stockholder interests and are to be tied, in part, to performance of Common Stock.

5. Stock ownership: The executive compensation program is intended to facilitate senior executives acquiring an equity stake in the Company, to increase the alignment between executive interests and stockholders.

Determination of annual base salary and incentive compensation for each of the Company's executive officers, including Mr. Davis, are made in accordance with the foregoing criteria, with salary amounts and cash incentive targets and awards being recommended by the Chief Executive Officer with respect to other executive officers, and the salary and cash incentive targets and awards for the Chief Executive Officer being determined by the Committee.

Consistent with the foregoing compensation philosophy, long-term incentives in the form of stock options were granted in fiscal year 1995 under the Mobile Gas Service Corporation 1992 Stock Option Plan (the "Stock Option Plan") and awards were also made under the Mobile Gas Service Corporation Incentive Compensation Plan (the "1992 Incentive Plan"), each of which was assumed by the Company in 1998. All incentive units which had been awarded, other than 3,000 units awarded to Mr. Davis, have been surrendered; payments to Mr. Davis under the 1992 Incentive Plan are included under the "Other Annual Compensation" column in the Summary Compensation Table above. It is the Committee's current intention that no further awards will be made under the 1992 Incentive Plan, and that incentive awards will continue to be made under the Company's Officers Incentive Compensation Plan which became effective as of the fiscal year beginning October 1, 1996 (the "Officers Incentive Plan"). Under the Officers Incentive Plan, cash incentive awards to Company officers, computed as a percentage of base salary, are made by the Committee based on three performance measures (the first two being referred to as "Company Objectives" and the third being referred to as "Personal Objectives"):

       o The Company's Return on Common Equity ("ROE"), compared to the ROE of a group of peer companies;

       o The Company's earnings per share ("EPS") compared to a target EPS goal established by the Committee; and

       o Specific individual personal performance objectives to be established annually for each participant in the 1996 Incentive Plan.

The Officers Incentive Plan provides for a target award level for the President and Chief Executive Officer of the Company at a specified percentage of base salary, and for other officers of the Company at a lesser percentage. The Officers Incentive Plan also provides for relative weighting of the three performance objectives at specified percentages for the President and Chief Executive Officer, with different specified percentages for all other officers. The relative weighting of performance objectives for the President and Chief Executive Officer places more emphasis on the Company Objectives, while the relative weighting for other officers places equal emphasis on attainment of Personal Objectives and Company Objectives. Depending on the degree to which Company Objectives and Personal Objectives are attained or exceeded, awards may range from 50% to 150% of the target award level. Although the Committee may in its discretion set target award levels and weighting of performance criteria at percentages different from those in the Officers Incentive Plan, the Committee did not do so for fiscal year 1999. However, the Committee reduced by 10% the amount of awards which would have been made based solely on target award levels. Personal Objectives for the President and Chief Executive Officer for the 1999 fiscal year were generally parallel to the Company Objectives.

Incentive awards made for the 1999 fiscal year to the named executive officers are reported as bonus in the Summary Compensation Table above. The awards made reflect that of the Company Objectives, the ROE objective was exceeded and the EPS objective was not attained, and that accordingly part of the Personal Objectives of the President and Chief Executive Officer were exceeded.

William J. Hearin               Joseph G. Hollis, Jr.         E. B. Peebles, Jr.

               John C. Hope, III              Thomas B. Van Antwerp

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hearin, who is a member of the Compensation and Planning Committee, serves as Chairman of the Board of the Company, but receives no compensation for such service.

                    ENERGYSOUTH, INC. STOCK PERFORMANCE GRAPH

The following graph compares the value of $100 invested on October 1, 1994 in Mobile Gas common stock, the NASDAQ Market Index, the Media General Gas Utilities Industry Group Index (the "Media General Gas Index"), and the Russell 2000 Index, assuming reinvestment of dividends. Results after February 2, 1998 reflect the 3-for-2 conversion of Mobile Gas common stock into Common Stock on that date. The Media General Gas Index, published as Industry Group Index No. 912 by Media General Financial Services of Richmond, Virginia, consists of 46 gas utilities including the Company. The Company has adopted the Russell 2000 Index to replace the NASDAQ Market Index because the companies represented in the Russell 2000 Index more closely reflect the market capitalization of the Company and are more representative of non-technology related businesses than those included in the NASDAQ Market Index.

Fiscal Year Ending         1994      1995       1996        1997       1998       1999
------------------         ----      ----       ----        ----       ----       ----
ENERGYSOUTH, INC.          100        99.30    118.99      183.98     162.80     175.13
MG Group Index             100       105.86    135.18      177.23     183.53     192.66
NASDAQ Market Index        100       121.41    141.75      192.67     200.23     323.92
Russell 2000 Index         100       123.37    139.71      186.04     150.66     177.11

                       ---------------------------------

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Deloitte & Touche LLP has served as independent public accountants to audit the Company's financial statements for the past thirteen years and they have been selected by the Board of Directors to continue in such capacity as independent public accountants for the Company for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission ("SEC"). In order to be included in EnergySouth's proxy statement and form of proxy relating to its 2000 Annual Meeting pursuant to Rule 14a-8 promulgated by the SEC ("Rule 14a-8"), proposals from stockholders to be presented at the 2000 Annual Meeting must be received by the Secretary of EnergySouth no later than August 18, 2000. The date after which notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely is November 1, 2000. If notice of such a shareholder proposal is received by the Company after November 1, 2000, then the Company's proxy for the 2001 Annual Meeting may confer discretionary authority to vote on such matter without discussion of such matter in the proxy statement for the 2000 Annual Meeting.


                                 OTHER PROPOSALS

As of this date, the Company does not know of any other business to be presented at the meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented to the meeting and it is the intention of such proxy holders to take such action in connection therewith as shall be in accordance with their best judgment.

                             -----------------------



Please sign, date, and return the enclosed proxy promptly in the enclosed envelope on which no postage stamp is necessary if mailed in the United States.

                                                     ENERGYSOUTH, INC.
                                                  By G. EDGAR DOWNING, JR.
                                                          Secretary
Mobile, Alabama
Dated December 21, 1999

                                     PROXY
                               ENERGYSOUTH, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS, JANUARY 28, 2000

         The undersigned hereby appoints John S. Davis and G. Edgar Downing, Jr., and each of them as proxies, each with power of substitution and revocation, to vote at the Annual Meeting of Stockholders of EnergySouth, Inc. (the "Company") to be held in the Auditorium of the Company at 2828 Dauphin Street, Mobile, Alabama on Friday, January 28, 2000, at 10:00 a.m., Central Standard Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be able to cast if personally present at the Annual Meeting.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE            CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SIDE
-----------                                                          -----------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

         IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES IDENTIFIED IN PROPOSAL 1.

         1.  ELECTION OF DIRECTORS (the Board of Directors favors a vote "FOR"):

                      Nominees for a term expiring 2003:

                               John C. Hope, III, Judy A. Marston,
                               S. Felton Mitchell, Jr., Thomas B. Van Antwerp

                      Nominees for a term expiring 2002:

                               Harris V. Morrissette


                      [  ]  FOR ALL NOMINEES

                      [  ]  WITHHELD FROM ALL NOMINEES

         [  ]
              ----------------------------------------------------------
              FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

         2. In their discretion, the proxies are authorized to vote upon such other and further business as may properly come before the meeting or any and all adjournments thereof.

         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]

         The shares represented by this Proxy will be voted in the manner directed herein by the undersigned stockholder. The proxies, or either one of them, are authorized, in their or his discretion to vote the shares of the undersigned stockholder represented by this Proxy in favor of an adjournment or adjournments of said meeting for the purpose of allowing time for additional solicitation of proxies.

Please sign, date and mail this Proxy in the envelope provided.
No postage is necessary if mailed in the United States.

Please sign exactly as the name appears hereon. If stock is held in the name of joint owners, each should sign. Attorneys, executors, administrators, guardians, trustees and corporate officers should so indicate.

Signature:                 Date:        Signature:                 Date:
          ----------------      -------           ----------------      --------